                                                                     EXHIBIT 4.1


                          AVERY DENNISON CORPORATION

                           CAPITAL ACCUMULATION PLAN



                                  May 1, 1997

                          AVERY DENNISON CORPORATION

                           CAPITAL ACCUMULATION PLAN



                               TABLE OF CONTENTS

Description                                                           Page #
-----------                                                           ------
ARTICLE 1:  PURPOSE.........................................................1

ARTICLE 2:  DEFINITIONS.....................................................1

ARTICLE 3:  PARTICIPATION...................................................7

ARTICLE 4:  PARTICIPANT DEFERRALS...........................................8

ARTICLE 5:  INVESTMENT OPTIONS.............................................10

ARTICLE 6:  BENEFITS.......................................................13

ARTICLE 7:  BENEFICIARY DESIGNATION........................................18

ARTICLE 8:  ADMINISTRATION OF PLAN.........................................19

ARTICLE 9:  AMENDMENT AND TERMINATION OF PLAN..............................20

ARTICLE 10: MAINTENANCE OF ACCOUNTS........................................21

ARTICLE 11: CLAIMS AND REVIEW PROCEDURES...................................21

ARTICLE 12: MISCELLANEOUS..................................................23

ARTICLE 13: EFFECTIVE DATE.................................................29

                                       i
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                          AVERY DENNISON CORPORATION

                           CAPITAL ACCUMULATION PLAN


ARTICLE 1:  PURPOSE

The purpose of the Avery Dennison Corporation Capital Accumulation Plan is to provide a means whereby Avery Dennison Corporation, a Delaware corporation, may provide a tax-favored capital accumulation and diversification opportunity to non-employee Directors and to a select group of key management employees of the Company and its subsidiaries who have rendered valuable services to the Company or its subsidiaries which constitute an important contribution towards the Company's continued growth and success.



ARTICLE 2:  DEFINITIONS

2.1. "ADMINISTRATOR" shall mean the administrator appointed by the Committee to handle the day-to-day administration of the Plan pursuant to Article 8.

2.2. "ACCOUNT" or "ACCOUNTS" shall mean a Participant's Deferral Accounts, or either of them, as appropriate.

2.3. "ALLOCATION ELECTION FORM" shall mean the form on which a Participant elects the Declared Rate(s) to be credited as earnings or losses to such Participant's Diversified Account.

2.4. "BASE SALARY" shall mean an Eligible Employee's rate of salary in effect on May 1, 1997 or any other subsequent date as determined by the Administrator in his discretion.

2.5. "BENEFICIARY" shall mean the person or entity designated as such by a Participant pursuant to Article 7.

2.6. "BENEFIT" shall mean a Retirement Benefit, Survivor Benefit or a Termination Benefit, as appropriate.

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2.7.    "BONUS" shall mean an Eligible Employee's bonus opportunity target in effect on May 1, 1997 or any subsequent year as determined by the Administrator in his discretion.

2.8. "CHANGE IN CONTROL" shall mean a change in ownership or control of the Company effected through either of the following transactions:

    (a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act or as subsequently amended) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept; or

    (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) were elected or nominated for election by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

2.9.    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

2.10. "COMMITTEE" shall mean the Capital Accumulation Plan Committee appointed to administer the Plan pursuant to Article 8.

2.11. "COMPANY" shall mean Avery Dennison Corporation, a Delaware Corporation, and any of its subsidiary companies, its successors and assigns.

2.12. "DECLARED RATE" shall mean the notional rates of return (which may be positive or negative) of the individual investment options selected by a Participant or a Participant's Beneficiary for such Participant's Diversified Account as set forth in Article 5.4.

2.13. "DEFERRAL" or "DEFERRALS" shall mean, as appropriate, the amount of individual or aggregate Stock Option Gains that a Participant defers under the Plan.

2.14. "DEFERRAL ACCOUNTS" shall mean the accounts established for a Participant pursuant to Article 3, consisting of a Diversified Account and a Stock Account. Deferral Accounts shall be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

2.15. "DEFERRAL ELECTION FORM" shall mean the form on which a Participant designates (i) the specified Options which, when exercised, shall result in the ensuing Stock Option Gains thereon deferred under the Plan, and (ii) initial elections with respect to the forms of distribution elections for Retirement Benefits under the Plan.

2.16. "DEFERRAL PERIOD" shall mean the period during which Deferrals must be completed. The initial Deferral Period shall be May 1, 1997, through December 31, 2005. The Committee, in its sole discretion, may determine future Deferral Periods, if any.

2.17.   "Director" shall mean a member of the Board of Directors of the Company.

2.18. "DISABILITY" shall mean any inability on the part of an Eligible Employee, commencing before such Eligible Employee attaining the age of 64 1/2, to perform the substantial and material duties of the Employee's position due to injury or sickness of a duration greater than one hundred eighty (180) consecutive days, as such Disability is determined by the Administrator in his discretion. Disability for purposes of this Plan shall be deemed to commence as of the first day following the end of such one hundred eighty (180) day period. If an Eligible Employee makes application for disability benefits under the Social Security Act, as in effect as of the date of this Plan or as such Act may hereafter be amended, and qualifies for such Benefits, the Eligible Employee shall be presumed to suffer from a Disability. The Administrator may require the Eligible Employee to submit to an examination by a physician or medical clinic selected by the Administrator. On the basis of such medical evidence as provided by such examination and in the absence of qualification for disability benefits under the Social Security Act, the determination of the Administrator as to whether or not a condition of Disability exists shall be conclusive.

2.19. "DISCOUNTED CASH OUT" shall mean a distribution made pursuant to Article 6.8.

2.20. "DISCOUNTED CASH OUT ELECTION" shall mean the written election by a Participant or Beneficiary to receive all or part of the Participant's Deferral Accounts pursuant to Article 6.8.

2.21. "DIVERSIFIED ACCOUNT" shall mean the Deferral Account credited with that portion of a Participant's Deferrals and earnings thereon allocated to the Diversified Account based on the performance of the Declared Rate(s) selected by a Participant or a Participant's Beneficiary as set forth in Article 5.4.

2.22. "EARLY RETIREMENT" shall mean the termination of a Participant's position as a Director or employment with the Company for reasons other than death or Disability on or after the Eligible Employee's attaining age 55 with fifteen (15) years of service with the Company and before Normal Retirement, or a non-employee Director's retirement before Normal Retirement.

2.23. "ELIGIBLE EMPLOYEE" shall mean an Employee who is a member of a select group of management or highly compensated employees and who is determined to be eligible to participate in the Plan and so designated in writing by the Chairman and Chief Executive Officer, Chief Operating Officer and/or Compensation Committee of the Board of Directors.

2.24. "EMPLOYEE" shall mean any person employed by the Company or its subsidiaries on a regular full-time salaried basis, including officers of the Company.

2.25. "ENROLLMENT PERIOD" shall mean a period designated by the Administrator for enrollment of Participants for participation in the Plan. The Plan's initial Enrollment Period shall be from May 1, 1997, to June 1, 1997. The Administrator may establish additional Enrollment Periods in his discretion. The Participant must submit a Participation Election Form during the Enrollment Period as designated by the Administrator.

2.26. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.27. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

2.28. "EXERCISE DECLARATION FORM" shall mean the form filed with the Administrator indicating (i) the date(s) on which Options previously designated on a Deferral Election Form are to be exercised, and (ii) the allocation of Deferrals of Stock Option Gains with respect to such Options between a Participant's Stock and Diversified Accounts.

2.29. "FIRST BENEFICIARY" shall mean the Beneficiary (whether the primary or contingent Beneficiary) who first becomes entitled to Survivor Benefits under this Plan.

2.30. "NORMAL RETIREMENT" shall mean the termination of a Participant's position as a Director or employment with the Company for any reason other than death or Disability on or after the Participant attains age 65.

2.31. "OPTION" shall mean an option to purchase Stock that is not an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

2.32. "PARTICIPATION ELECTION FORM" shall mean the form on which a Participant elects the total dollar amount of Deferrals to be made during a Deferral Period under the Plan.

2.33. "PARTICIPANT" shall mean a non-employee Director or an Eligible Employee who has met the requirements for participation in the Plan as prescribed by
Article 3.

2.34. "PLAN" shall mean this Avery Dennison Corporation Capital Accumulation Plan, a non-qualified elective deferred compensation plan, as the same may be amended from time to time.

2.35. "RETIREMENT" shall mean a termination of service as a Director or termination of employment by an Eligible Employee upon Normal Retirement or Early Retirement.

2.36. "RETIREMENT BENEFITS" shall mean the Benefits payable to a Participant upon the Participant's satisfaction of the requirements for Normal or Early Retirement pursuant to Article 6.1.

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2.37.   "SECOND BENEFICIARY" shall mean the First Beneficiary's named
Beneficiary (whether primary or contingent) who becomes the Second Beneficiary entitled to Survivor Benefits under the Plan.

2.38. "SETTLEMENT DATE" shall mean the date upon which a Benefit payment is due and payable to a Participant or Beneficiary pursuant to Article 6.15.

2.39.   "STOCK" shall mean shares of Avery Dennison Corporation common stock.

2.40. "STOCK ACCOUNT" shall mean the Deferral Account credited with (i) that portion of a Participant's Deferrals allocated to Stock, (ii) additional shares of Stock distributed as dividends with respect to Stock credited to the Participant's Stock Account, and (iii) additional shares of Stock purchased with the proceeds of non-Stock dividends distributed with respect to Stock credited to the Participant's Stock Account.

2.41. "STOCK OPTION GAINS" shall mean the amount of a Participant's net gain resulting from the Participant's exercise of Options.

2.42. "SURVIVOR BENEFIT" shall mean those Plan Benefits that become payable upon the death of a Participant pursuant to Article 6.6.

2.43. "TERMINATION BENEFIT" shall mean the lump sum amount payable to an Eligible Employee who ceases to be an Employee pursuant to Article 6.5.

2.44. "TERMINATION OF EMPLOYMENT" shall mean the cessation of an Eligible Employee's employment with the Company for any reason, whether voluntary or involuntary, other than Retirement, Disability or death.

2.45. "TOTAL COMPENSATION" shall mean the sum of an Eligible Employee's Base Salary and Bonus.

2.46. "UNFORESEEABLE EMERGENCY" shall mean a severe financial hardship to a Participant, as determined by the Administrator, resulting from a sudden and unexpected illness or accident of a Participant or a dependent of a Participant, loss of a Participant's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of an event beyond the control of a Participant. The circumstances that will constitute an Unforeseeable Emergency will depend on the facts of each case, but, in any case, payment may not be made in the event that such financial hardship is or may be relieved:

        (a)  through reimbursement or compensation by insurance or otherwise,
        (b) by liquidation of a Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or
        (c)  by cessation of Deferrals under the plan.


2.47. "VALUATION DATE" shall mean the date on which the Diversified Account is valued pursuant to Article 6.14 and the date on which the number of shares of Stock credited to the Stock Account is determined.

2.48. "VESTED," when used with reference to a Participant's Accounts, shall mean non-forfeitable.


ARTICLE 3:  PARTICIPATION


3.1. PARTICIPATION. The Committee, through the Administrator, shall notify Participants generally not later than 30 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing a Participation Election Form.

3.2. PARTICIPATION ELECTION. A non-employee Director or an Eligible Employee shall become a Participant in the Plan after completing a Participation Election Form and submitting it to the Administrator. Participants must submit the Participation Election Form to the Administrator during an Enrollment Period. In the Participation Election Form, the Participant shall designate (i) for Eligible Employees, the total dollar amount of Deferrals to be made under the Plan during the Deferral Period (as a whole multiple of Total Compensation to a maximum established by the Committee, which currently is four times Total Compensation, or, for non-employee Directors, the Stock Option Gains from Options to be deferred under the Plan during

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the Deferral Period (as a total number of Options to purchase up to a maximum of
12,000 shares of Stock), (ii) the form of Retirement Benefit distributions, and
(iii) any other information or elections required by the Administrator. Notwithstanding the foregoing, the Administrator, in his discretion, may permit a Participant who was a non-employee Director or an Eligible Employee during the initial Enrollment Period to submit a Participation Election Form in a subsequent Enrollment Period. A Participant who otherwise satisfies the requirements of this Article 3.2, but who makes no Deferrals under the Plan shall not be considered a Participant for purposes of the Plan.

3.3. CONTINUATION OF PARTICIPATION. A Participant who has elected to participate in the Plan by making a Deferral election shall continue as a Participant in the Plan until the entire balance of the Participant's Deferral Accounts has been distributed to the Participant. In the event a Participant becomes ineligible to continue participation in the Plan, but remains an Employee of the Company, the Participant's Deferral Accounts shall be held and administered in accordance with the Plan until such time as Benefits are completely distributed.


ARTICLE 4:  PARTICIPANT DEFERRALS


4.1. DEFERRALS UNDER PLAN. Subject to the conditions herein, a Participant shall designate specific Stock Option Gains from the exercise of specified Stock Options to be deferred into the Plan by completing and filing with the Administrator a Deferral Election Form(s). The election(s) shall be irrevocable, except as provided or limited under Articles 4.3, 4.4, 5.3, and 6.4. Not later than five (5) days prior to exercise of an Option designated on a Deferral Election Form for deferral under the Plan, a Participant shall file with the Administrator an Exercise Declaration Form with respect to such Option. Satisfaction of Deferral can come only from Stock Option Gains. To the extent there areis no such Stock Option Gains at the time of exercise, then the Deferral election is deemed to be withdrawn.

4.2. MINIMUM DEFERRAL. An Eligible Employee's minimum cumulative Deferrals over the term of the Plan should equal or exceed an Eligible Employee's Total Compensation for 1997.

4.3. MAXIMUM DEFERRAL. The maximum cumulative or annual Deferrals under the Plan shall be determined by the Administrator in his discretion. Prior to the beginning of any Plan

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year (or, for periods shorter than a full calendar year during a Deferral
Period,) during the Deferral Period, the Administrator may declare the amount of Stock Option Gains, that may be deferred by Participants during such period.

4.4. DISABILITY. If an Eligible Employee suffers a Disability during the Deferral Period, the Deferrals previously designated on any Deferral Election Forms submitted to the Administrator prior to the date of such Disability shall be completed within two (2) years of the commencement of the Disability and before any termination of employment from the Company. Subsequent to commencement of such Disability, no new Options may be designated for Deferrals by the Eligible Employee. In the event of Disability, Benefits shall be distributed in accordance with the Plan provisions for termination, Retirement or death.

4.5. DEFERRAL ACCOUNTS. Solely for recordkeeping purposes, the Company shall maintain two (2) Deferral Accounts for each Participant, a Diversified Account and a Stock Account. A Participant's Diversified Account shall be credited with a Participant's Deferrals pursuant to Article 5.2, and credited with the Declared Rate(s) (which may be negative or positive) elected by the Participant or Beneficiary pursuant to Article 5.3. A Participant's Stock Account shall be credited with (i) the shares of Stock allocated to the Participant's Stock Account pursuant to Article 5.2, (ii) any additional shares of Stock distributed as a dividend with respect to Stock credited to the Participant's Stock Account, and (iii) shares of Stock purchased with cash dividends or other distributions with respect to Stock credited to the Participant's Stock Account.

     The Company shall credit the amount of a Participant's Deferrals that is allocated to the Participant's Diversified Account under Article 5.2 on the settlement date (generally four business days following the exercise date of the Option to which such Deferral relates). The Company shall credit shares of Stock to a Participant's Stock Account in the amount allocated by the Participant under Article 5.2 on the settlement date (generally four business days following the exercise date of the Option to which such Deferral relates). Stock purchased with cash dividends or other distributions with respect to Stock credited to a Participant's Stock Account, or acquired as a dividend with respect to Stock so credited, shall be credited to the Participant's Stock Account on the date of such purchase, or, in the case of a dividend made in shares of Stock, on the date such dividend distribution is effected. The Diversified and Stock Accounts shall be debited by (i) the amount of any distributions made to a Participant or the

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Participant's Beneficiary pursuant to the Plan, and (ii) any charges or penalties with respect to such distributions.

4.6. DEFERRAL ADJUSTMENT. Prior to any crediting of Deferrals to a Participant's Accounts, the Company shall deduct from the portion of each Deferral allocated to a Participant's Diversified Account an up-front load equal to three percent (3%) (or such lesser percentage as determined by the Administrator) of the amount so allocated.

4.7. STATEMENT OF ACCOUNT. The Administrator shall provide to each Participant a periodic statement (at least semi-annually) setting forth the deferrals, dividends, declared rate(s) (credits or debits) and balance of the Accounts maintained for such Participant.

4.8. VESTING. The Participant shall be 100% Vested at all times in the Participant's Deferral Accounts.

4.9. METHOD OF EXERCISE. A participant exercising Options, the Stock Options Gains of which are being deferred under the Plan, shall effect such exercise by constructively delivering the Stock with a fair market value on the date of exercise of the Option equal to the aggregate exercise price of the Option. Stock used for this purpose shall be Stock which the Participant has held for a period of greater than six (6) months prior to the date of exercise of the Option; provided, however, that if the Participant delivers to the Company Stock acquired through the exercise of an "incentive stock option" as defined in
Section 422(b) of the Code, such Stock shall have been held by the Participant for a period of greater than twelve (12) months from the date of exercise of the Option and twenty-four (24) months from the date of grant of the Option.


ARTICLE 5:  INVESTMENT OPTIONS


5.1. VALUATION OF ACCOUNTS. A Participant's Diversified Account as of each Valuation Date shall consist of the balance of the Participant's Diversified Account as of the immediately preceding Valuation Date less any payments made to
                                                       ----
the Participant or the Participant's Beneficiary pursuant to Article 6, plus the
                                                                        ----
amount of the Participant's Deferrals and the Declared Rate(s) thereon, in each case made (debited or credited) since the immediately preceding Valuation Date.

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A Participant's Stock Account as of each Valuation Date shall be measured based upon the number of shares of Stock allocated to the Participant's Stock Account as of the immediately preceding Valuation Date less any shares of Stock
                                               ----
distributed to the Participant or the Participant's Beneficiary plus any shares
                                                                ----
of Stock (i) credited as a dividend with respect to Stock credited to the Participant's Stock Account, and (ii) credited with non-Stock dividends distributed with respect to Stock allocated to the Participant's Stock Account, in each case made (credited or debited) since the immediately preceding Valuation Date.

5.2. ALLOCATION OF ACCOUNTS. A Participant may elect to allocate Stock Option Gains among Deferral Accounts on the Participant's Exercise Declaration Forms filed with the Administrator. Subject to the minimum (which may be reduced by the Committee) and maximum (which may be increased by the Committee) percentage allocations set forth herein, allocations to Deferral Accounts on any Exercise Declaration Form shall be in 25% increments. Currently, a minimum of 25% of each Deferral of Stock Option Gains shall be allocated to a Participant's Stock Account and a maximum of 75% of each Deferral of Stock Option Gains may be allocated to a Participant's Diversified Account. A Participant may elect to have the allocations changed for any future Deferrals among Deferral Accounts by so designating on any Exercise Declaration Form filed with the Administrator as provided in Article 5.3. The Deferral Accounts of a Participant who does not designate any allocation among Accounts on an Exercise Declaration Form filed with the Administrator shall be allocated among the Participant's Stock and Diversified Accounts in increments of 25% and 75%, respectively.

5.3. PARTICIPANT ELECTION OF DECLARED RATES. Participant may elect to have the Diversified Account allocated among the Declared Rate(s) in 25% increments. Notwithstanding the foregoing provision or any other provision of this Plan, if the Participant does not submit an Allocation Election Form to the Administrator, Amounts so allocated to Diversified Accounts shall be allocated 100% to the Money Market Declared Rate.

     Subject to the second sentence of this paragraph, a Participant may change the Participant's Declared Rate(s) election by filing a new Allocation Election Form with the Administrator at least 30 days prior to such change becoming effective. A Participant may change the Participant's Diversified Account allocation elections under this Article 5.3 a

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minimum of twice a year effective as of the earlier of the March 1, June 1,
September 1 or December 1 which immediately follows the date of filing the Allocation Election Form with the Administrator, and as otherwise permitted by the Administrator.

     In the event of a Change in Control, a Participant may elect to have his or her Stock Account balance treated as transferred to the Participant's Diversified Account. Such transfer shall not take place under any other circumstance.

5.4. DECLARED RATES. The Declared Rate(s) are equal to the gross performance of each of the below-listed investment funds (which list may be expanded by the Committee) reduced by (i) investment advisory fees, (ii) daily operating expenses and (iii) forty (40) basis points. The Administrator may adjust the fees in his reasonable discretion annually to reflect decreased costs or to cover increased costs. A Participant may elect from Declared Rates initially representing five (5) core investment funds, which may from time to time be established under the Plan and the number of which may be expanded by the Committee; it being the intention that at all times Participants will have at least five (5), core investment fund choices comparable in focus, type and quality to those listed below Declared Rate(s) are subject to normal investment risk. The initial Declared Rates available under the Plan are:

     DECLARED RATE 1 - based on the performance of the Money Market Fund managed by Pacific Mutual in the Pacific Select Fund

     DECLARED RATE 2 - based on the performance of the Managed Bond Fund managed by PIMCO in the Pacific Select Fund

     DECLARED RATE 3 - based on the performance of the Growth LT Fund managed by James Capital Corporation in the Pacific Select Fund

     DECLARED RATE 4 - based on the performance of the Equity Index Fund managed by Bankers Trust in the Pacific Select Fund

     DECLARED RATE 5 - based on the performance of the International Fund managed by Morgan Stanley in the Pacific Select Fund

     The Administrator shall have the right to invest all, part, or none of the aggregate Deferrals or any of the investment funds upon which the Declared Rates are based.

5.5. VALUATION OF STOCK. The value of a share of Stock on a Valuation Date shall be the closing price of a single share of such Stock on the New York Stock Exchange on the last

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trading day immediately preceding such Valuation Date, as such valuation information is published in a nationally recognized daily business publication.

5.6. CREDITING OF DIVIDENDS WITH RESPECT TO STOCK. Stock and non-stock dividend distributions with respect to Stock allocated to a Participant's Stock Account shall be credited by the Administrator to the Participant's Stock Account in the form of additional shares or fractional shares of Stock as of the date upon which the Company makes such a distribution.

5.7. BENEFICIARY POWERS. Following a Participant's death, the allocation of unpaid balances in the Participant's Diversified Account among any Declared Rate(s) may be made as elected by the Participant's Beneficiary.


ARTICLE 6:  BENEFITS


6.1 RETIREMENT BENEFIT. A Participant shall be eligible for a Retirement Benefit under this Plan upon satisfaction of all of the requirements for Normal Retirement or Early Retirement.

6.2. BENEFIT ELECTION ALTERNATIVES. A Participant may elect to receive the Participant's Retirement Benefit in (i) a lump sum; (ii) annual installments (calculated pursuant to Article 6.3) over five (5), ten (10), fifteen (15), or twenty (20) years; or (iii) a combination of an initial lump sum distribution with the remainder paid in annual installments (calculated pursuant to section 6.3) over five (5), ten (10), fifteen (15), or twenty (20) years. A Participant has the right to make separate elections for each of his Deferral Accounts. The Retirement Benefit shall be paid over the period elected by the Participant, which election shall be made no later than thirteen months prior to Retirement. After a Participant has made an initial election, he may subsequently change his election at any time provided that such election is made at least thirteen (13) months prior to Retirement. If a Participant does not file an election with the Administrator, the Participant's Deferral Accounts shall be paid in annual installments (calculated pursuant to Article (6.3)) over ten (10) years.

6.3. INSTALLMENT PAYMENTS. If a Participant elects to receive the Participant's Retirement Benefit in installment payments, the first payment shall be (i) an annualized amount pro-rated over the period commencing with the last day of the month of the Participant's date of

Retirement through the following December 31, (ii) calculated pursuant to the method prescribed in this Article, and (iii) made within the periods established pursuant to Article 6.2. Subsequently, annual payments shall be made each January, over the period elected by or for such Participant.

     The amount of any installment payment distributed from a Participant's Diversified Account shall be determined annually by dividing the Participant's Diversified Account balance, less any initial lump-sum distribution, on the Valuation Date as prescribed by Article 6.14 by (i) the number of years remaining in the Participant's payment period, or (ii) some other formula approved by the Committee which is designed to provide ratable payments using a reasonable interest rate assumption. The number of shares of Stock distributed from a Participant's Stock Account, as part of any installment payment, shall be determined annually by dividing the number of shares of Stock credited to a Participant's Stock Account on the Valuation Date, as prescribed by Article 6.14, by the number of years remaining in the Participant's payment period. Solely for purposes of calculating the first installment payment provided for in the first sentence of this Article, (i) the year of a Participant's Retirement shall be counted as a pro-rated year in a Participant's payment period, and (ii) the Valuation Date shall be the last day of the month of the date of the Participant's Retirement. During any payment year, the unpaid Deferral Account balance shall be credited as provided in Article 4.5. A retired Participant may continue to change the allocation of the Participant's Diversified Account, as provided in Article 5.3, as long as such retired Participant has an undistributed Diversified Account balance.

6.4. DISABILITY. If an Eligible Employee suffers a Disability, any Deferral Election Forms executed and delivered to the Administrator prior to the date of such Disability shall remain in effect in all respects. An Eligible Employee suffering a Disability may defer Stock Option Gains with respect to Options previously designated on such forms during the twenty-four (24) month period following the date of occurrence of the Disability; provided, however, that this shall not operate so as to extend the period during which the Option may be exercised under the appropriate stock option plan. Except as otherwise provided in the last sentence of this Article 6.4, (i) after the expiration of such 24-month period, all uncompleted Deferral elections shall be null and void, and
(ii) no new Deferral Election Forms shall be accepted by the Administrator from such Eligible Employee after the date of the Disability. During the period of the Disability, the Eligible Employee's Diversified Account shall continue to be credited with the applicable

Declared Rate(s) elected by the Eligible Employee. The Eligible Employee's Diversified Account shall be distributed at Retirement, Termination of Employment, or upon death, whichever is applicable, in accordance with the terms of the Plan or the Eligible Employee's distribution election in effect on the date Benefits commence under the Plan, whichever is applicable. If an Eligible Employee recovers from a Disability and returns to employment with the Company during the Deferral Period, the Eligible Employee shall resume making Deferrals in accordance with the Eligible Employee's elections in effect of the date of the Eligible Employee's Disability and may file additional Deferral Election Forms with the Administrator.

6.5. TERMINATION BENEFIT. If an Eligible Employee (i) incurs a Termination of Employment, or (ii) fails to return to the status of an Employee within sixty
(60) days following recovery from a Disability prior to Retirement, the Company shall pay to such Eligible Employee a Termination Benefit equal to the Eligible Employee's Deferral Account balances, determined as of the last day of the month of the Eligible Employee's Termination of Employment. Such Termination Benefit shall be in the form of a lump sum distribution, with the Stock Account balance distributed in Stock and the Diversified Account Balance distributed in cash. Upon distribution of the Termination Benefit, the Eligible Employee shall be entitled to no further benefits under the Plan.

6.6.    SURVIVOR BENEFITS.

    (a) PRE-RETIREMENT. If a Participant dies and has not yet commenced receiving Retirement Benefits under the Plan, a Survivor Benefit shall be paid to the Participant's First Beneficiary in annual installments over ten
    (10) years, except as provided below. The balance in the Participant's Diversified Account shall continue to be credited with the applicable Declared Rate(s) elected by the First Beneficiary. The balance in the Participant's Stock Account shall continue to be credited as provided in
    Article 4.5. The first distribution to the First Beneficiary shall be an annualized amount pro-rated over the period commencing with the last day of the month in which the Participant's death occurs through the following December 31, and calculated pursuant to the manner prescribed in Article
    6.3. Subsequently, ten (10) annual payments shall be paid to the First Beneficiary in January of each year in an amount determined pursuant to the manner prescribed in Article 6.3. The First Beneficiary may continue to change the Declared Rate(s) election as provided in

    Article 5.3 as long as he has a remaining Diversified Account balance under the Plan.

    (b) POST-RETIREMENT. If a Participant dies after payment of Benefits to such Participant has commenced, the First Beneficiary shall be entitled to receive the remainder of the annual payments not yet paid to the Participant in accordance with the election of the Participant then in effect. After the Participant's death, (i) the Participant's Diversified Account shall continue to be credited with the applicable Declared Rate(s) elected by the Beneficiary, and (ii) the Participant's Stock Account shall continue to be credited as provided in Article 4.5.

    (c) SECOND BENEFICIARY. If the First Beneficiary dies before all Survivor Benefits under the Plan have been distributed to the First Beneficiary, any remaining Account balances shall be paid in a lump sum to the Second Beneficiary or to the First Beneficiary's estate if no Second Beneficiary designation is on file with the Administrator.

6.7. SCHEDULED WITHDRAWAL. At the time a Participant first enrolls in the Plan, the Participant may make a one-time irrevocable election to receive a Scheduled Withdrawal of a specified dollar amount in January of any Plan year, provided that the amount of any Scheduled Withdrawal actually distributed shall
--------
not exceed a Participant's aggregate Account balances as of the date that is twenty-four (24) months prior to the date of such Scheduled Withdrawal. If the Participant terminates employment with the Company by reason of Retirement, the Scheduled Withdrawal shall be null and void, and the Benefit shall be paid in accordance with Article 6.2. If the Participant terminates employment with the Company for any other reason prior to the receipt of the Participant's Scheduled Withdrawal, the Participant's Scheduled Withdrawal election shall be null and void, and the Participant shall receive a Termination Benefit as provided in
Article 6.5.

6.8.    DISCOUNTED CASH OUT ELECTION.   At any time a Participant or a
Beneficiary has a remaining Account balance in the Plan, the Participant or a Beneficiary may elect to receive all or part of the Participant's Accounts in a lump sum by filing a written election to receive a Discounted Cash Out pursuant to this Article 6.8. Crediting of Declared Rates to the amount elected to be withdrawn shall cease to accrue as of the date the Discounted Cash Out Election is made. The requirements for a Discounted Cash Out Election and the manner of determining the amount to be paid to a Participant who makes a pre-retirement Discounted Cash Out

Election are set forth in Articles 6.9 through 6.12.

6.9.    MINIMUM AMOUNT.   Unless otherwise determined by the Committee, the
Discounted Cash Out must be in an amount of at least $200,000, unless the Participant's Accounts have an aggregate balance of less than $200,000 as of the date of the Discounted Cash Out Election, in which case the amount of the Discounted Cash Out shall be equal to 100% of the aggregate balance of the Participant's Accounts.

6.10. ACCOUNT VALUE. The amount available for the Discounted Cash Out shall be determined no later than the last day of the month during which the Participant delivers to the Administrator a written Discounted Cash Out Election, provided, however, that the Administrator shall have at lease fifteen
(15) business days to make such determination.

6.11.   ADJUSTMENT OF ACCOUNTS; PENALTY.   If a Participant or Beneficiary
elects to receive a Discounted Cash Out, the total amount of such Discounted Cash Out shall be deducted ratably from the Diversified Account and Stock Account in the proportion which the balance of each such Account bears to the aggregate balance of such Participant's Accounts. The amount of the Discounted Cash Out actually distributed to the Participant shall be the amount of the requested Discounted Cash Out Election less a penalty as established by the Committee which is six percent (6%) (unless otherwise required by law or regulation) of the amount of the requested Discounted Cash-Out Election. The forfeited amount shall be deducted from the portion of the Discounted Cash Out withdrawn from the Participant's Diversified Account and shall be returned to the Trust. To the extent that the Participant's Diversified Account balance is insufficient to satisfy the penalty, the remainder of the penalty amount shall be deducted from the Participant's Stock Account.

6.12.   NUMBER OF DISTRIBUTIONS.   During the course of any calendar year and
prior to retirement, a Participant may make one Discounted Cash Out Election per year; following retirement, a Participant or a Beneficiary in a payout status, may make two Discounted Cash Out Elections per year.

6.13. DE MINIMIS BENEFIT. Notwithstanding anything in the Plan to the contrary, after a Participant ceases to be an employee then in the event the aggregate balance of such

Participant's Accounts is $50,000 or less, the Administrator may distribute any such amount in a single lump sum. The Administrator shall provide the Participant at least 30 days advance notice of its intention to make such distribution.

6.14. VALUATION DATE. Unless otherwise provided by the Administrator, the Valuation Date for determining Deferral Account balances shall be the last day of the month. Except as otherwise provided in the Plan, the Valuation Date for purposes of determining Annual Retirement or Survivor Benefit distributions shall be the November 30 preceding the date of such distribution.

6.15. SETTLEMENT DATE. Unless otherwise provided in the Plan, the Settlement Date for Benefit payments shall be as soon as administratively feasible following the Valuation Date.

6.16. DISTRIBUTION DUE TO UNFORESEEABLE EMERGENCY. A Participant may request a Distribution Due to Unforeseeable Emergency by submitting a written request to the Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Administrator shall have the authority to require such evidence as the Administrator deems, in its solehis discretion, necessary to determine if such a distribution is warranted. If the Administrator approves the Participant's application for a Distribution Due to and Unforeseeable Emergency, the distribution is limited to an amount sufficient to meet the Unforeseeable Emergency. The allowed distribution shall be payable in a manner determined solely by the Administrator, as soon as possible after approval of such distribution.

The need to send a Participant's child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.


ARTICLE 7:  BENEFICIARY DESIGNATION


Each Participant and First Beneficiary shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of death of the Participant or First Beneficiary, as the case may be, prior to complete distribution of Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Administrator during the Participant's or First Beneficiary's lifetime, as the case may be, on a form prescribed by the Administrator.

The filing of a new Beneficiary designation with the Administrator shall cancel and revoke all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant or First Beneficiary, as the case may be, subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless (i) in the case of divorce, the previous spouse or a trust for said previous spouse was not designated as Beneficiary, or (ii) In the case of marriage, the Participant's new spouse or a trust for said new spouse had previously been designated as Beneficiary.

If a Participant or First Beneficiary, as the case may be, fails to designate a Beneficiary as provided above, or if the Participant's Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new Beneficiary designation, or if all designated Beneficiaries predecease the Participant or First Beneficiary, as the case may be, then such Benefits shall be distributed to the estate of the Participant or First Beneficiary, as the case may be.


ARTICLE 8:  ADMINISTRATION OF PLAN


The Committee shall consist of at least three members who shall be appointed by the Company's Chairman and Chief Executive Officer.

The Committee shall have the sole authority and discretion to administer the Plan and to make determinations, interpret, construe and apply its provisions in accordance with its terms. The Committee shall further establish, adopt or revise such determinations, rules, regulations, and procedures as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be by vote of at least a majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant. The initial members of the Committee shall be the Chairman and Chief Executive Officer, the Chief Financial Officer, the Senior Vice President, General Counsel and Secretary, the Vice President, Human Resources, the Vice President, Treasurer, the Vice President, Compensation

& Benefits, the Vice President, Treasury Operations, the Assistant General Counsel and Assistant Secretary, and the Controller, Corporate Center. The Committee designated the Vice President, Compensation & Benefits as the Administrator to carry out the day-to-day administration of the Plan. He shall exercise his discretion on a constaistent and objective basis.

The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. To the maximum extent permitted by law, the Company shall defend and indemnify the members of the Committee against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, unless and to the extent such liability arises from a member's own fraud, gross negligence or willful misconduct.


ARTICLE 9:  AMENDMENT AND TERMINATION OF PLAN


9.1. The Chairman and Chief Executive Officer of the Company may amend or terminate the Plan provided, however, that (i) no such amendment or termination shall be effective to decrease the Benefits accrued to any Participant or Beneficiary of a deceased Participant (including, but not limited to, the rate of return credited to the Deferral Account(s) prior to the effective date of such amendment or termination); (ii) Article 6.1 may not be amended; (iii) the definition of Declared Rate may not be amended; and (iv) the other substantive provisions of the Plan related to the calculation of Benefits or other elections, manner or timing of payments to be made under the Plan shall not be amended so as to prejudice the rights of any Participant or Beneficiary of a deceased Participant. The Committee may, in its discretion, adjust future Deferrals (as set forth in Article 4.3) and may allow an Eligible Employees to make Deferrals into the Plan. In the event of termination of the Plan, Participants' account balances shall be distributed to the Participants within 60 (sixty) days following termination of the Plan.

9.2. DISTRIBUTION UPON CONSTRUCTIVE RECEIPT. Notwithstanding anything to the contrary in the Plan, the Administrator may authorize payments before they would otherwise be due if, based on a change in the federal tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Internal Revenue Service Code that is approved by the Internal Revenue Service and involves thea Participant, it he determines that a Participant has or will recognize income for federal income tax purposes with respect to amounts that are or will be payable under the Plan before they are tootherwise would be paid.

9.3. CHANGE IN CONTROL. Upon a Change in Control, a Participant may elect to have all or part of the Participant's Stock Account balance allocated to the Diversified Account.


ARTICLE 10:    MAINTENANCE OF ACCOUNTS

The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Plan, and properly to reflect the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Account.

The Company is not required to segregate physically any assets with respect to the Accounts under this Plan from any other assets of the Company and may commingle any such assets with any other moneys, securities and properties of any kind of the Company. Separate Accounts or records for the respective Participants' interest shall be maintained for operational and accounting purposes, but no such Account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Accounts under this Plan from any other funds or property of the Company.

ARTICLE 11:    CLAIMS AND REVIEW PROCEDURES

11.1. CLAIMS PROCEDURE. The Administrator or his designee shall notify a Participant or

Beneficiary (each, for purposes of this Article, a "Claimant") of the denial of a claim made by or on behalf of such Claimant for the payment, commencement or continuation of benefits under the Plan, in writing, within ninety (90) days after submission of such claim. The notice of such denial shall be delivered to the last known address of the Claimant, and shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect the Claimant's claim, and a description of why such information is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Administrator or his designee determines that there are special circumstances requiring additional time to make a decision, the Administrator or its designee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time within which to make such decision for up to an additional ninety-day (90) period.

11.2. REVIEW PROCEDURE. If a Claimant is determined by the Administrator not to be eligible for benefits, or if the Claimant believes that the Claimant is entitled to greater or different benefits under the Plan, the Claimant or duly authorized representative shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within sixty
(60) days after receipt of the notice issued by the Administrator pursuant to
Article 11.1. Said petition shall state the specific reasons that the Claimant believes entitle the Claimant to Benefits or to greater or different benefits. The Claimant or representative may review pertinent documents relating to the claim and its denial, and may submit issues and comments in writing to the Committee. The Committee shall notify the Claimant of its decision with respect to such petition in writing within sixty (60) days of receipt of such petition, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant, and the specific provisions of the Plan on which the decision is based. If, because of the need for additional information, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Committee, but notice of this deferral shall be given to the Claimant. In the event of the death of the Claimant, the same procedures shall apply to the Claimant's beneficiaries.

ARTICLE 12:    MISCELLANEOUS

12.1. APPLICABLE LAW. Except to the extent preempted by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely therein, and applicable substantive provisions of federal law.

12.2. CAPTIONS. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.3. EMPLOYMENT NOT GUARANTEED. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company.

12.4. PROVISIONS RELATING TO SECTION 16 OF THE EXCHANGE ACT AND SECTION 162(M) OF THE CODE.

     With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act:

     Any function of the Administrator under the Plan relating to such Participant shall be performed solely by the Administrator or a subcommittee thereof consisting solely of 2 or more members who constitute "non-employee directors" under Rule 16b-3, if and to the extent required to ensure the availability of an exemption under Rule 16b-3 or exclusion under Rule 16a for such Participant with respect to the Plan.

     To the extent necessary so that transactions by and rights of such a Participant under the Plan are excluded from reporting under Rule 16a, if any provision of this Plan or any rule, election form or other form, or instruction does not comply with the requirements of such Rule as then applicable to such transaction or right under the Plan, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

     It is the intent of the Company that any compensation (including any award) deferred under the Plan by a person who is, with respect to the year of payment, deemed by the Administrator to be a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder, which compensation constitutes either "qualified performance-based compensation" within the meaning of Code
Section 162(m) and regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). Accordingly, unless otherwise determined by the Administrator, if any compensation would become so disqualified under
Section 162(m) as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of payout, be so disqualified.

12.5. SOURCES OF STOCK. If Stock is deposited under the Plan in a trust pursuant to Articles 12.13 or 12.18 in connection with a deferral of Stock Option Gains with respect to an Option award under another plan, program, employment agreement or other arrangement that provides for the issuance of shares, the shares of Stock so deposited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. The number of shares of Stock credited to such Stock Account shall in no event exceed the number of shares subject to the Stock Option Gains deferred under the Plan plus any additional shares of Stock dividends or Stock purchased with cash dividends on shares allocated to such Stock Account. The number of shares of Stock otherwise credited to Stock Accounts of Participants who are subject to Section 16(a) of the Exchange Act shall not exceed 10% of the Stock outstanding at any time. Stock actually delivered in settlement of Deferral Accounts shall be originally issued shares, treasury shares or shares from an employee stock trust, in the discretion of the Administrator.

12.6. EXEMPT ERISA PLAN. The Plan consists of two plans under a single plan document. The first plan is intended to be an unfunded plan maintained primarily to provide deferred compensation Bbenefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of 201, 301 and Title I of ERISA.401 of ERISA, and therefor to be exempt from parts 2, 3 and 4 of Title 1 of ERISA. The second plan is a separate plan not subject to ERISA, and is maintained to provide deferred compensation benefit for non-employee directors

12.7. GENDER; SINGULAR & PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.8 LIMITATION. A Participant and the Participant's Beneficiary shall assume all risk in connection with the performance of any Declared Rate and any decrease in value of the Deferral Accounts, including any decrease in the value of Stock, and the Company, Committee and the Administrator shall not be liable or responsible therefor.

12.9. NOTICE. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Senior Vice President, General Counsel and Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.10. OBLIGATIONS TO COMPANY. If a Participant becomes entitled to a distribution of Benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of Benefits otherwise distributable. Such determination shall be made by the Administrator.

12.11. LIMITS ON TRANSFER. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or the Participant's Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, alimony, liabilities or engagements, or torts of any Participant or Participant's Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

12.12. SATISFACTION OF CLAIMS. Payments to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full or partial satisfaction of claims against the Company for the compensation or other amounts deferred and relating to the Deferral Account to which the payments relate.

12.13. UNFUNDED STATUS OF PLAN; CREATION OF TRUSTS. The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Administrator may authorize the creation of trusts, including but not limited to the Trust referred to in this Article or Article 12.18, or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

12.14. COMPLIANCE. A Participant in the Plan shall have no right to receive payment with respect to the Participant's Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Certificate of Incorporation or Bylaws, or any other applicable law or applicable regulation.

12.15. OTHER PARTICIPANT RIGHTS. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Stock equivalents or other amounts to a Deferral Account, or the creation of any trust and deposit of such Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account. Subject to the limitations set forth in Article 12.11 hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns. Stock allocated in the trust will be voted by the trustee thereof in the same manner as the

Company stock held in the Company's Employee Stock Benefit Trust.

12.16. TAX WITHHOLDING. The Participant or Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the crediting and payment of Benefits under the Plan. If no other arrangements are made, the Company shall have the right to deduct from amounts otherwise credited or payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such credit or payment. Shares of Stock may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder.

12.17. PROTECTIVE PROVISIONS. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of Benefits hereunder, taking such physical examinations when and as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative Deferrals theretofore made pursuant to this Plan.

12.18. UNSECURED GENERAL CREDITOR. The Company intends to establish and fund a trust (the "Trust") under the Avery Dennison Corporation Capital Accumulation Plan. The assets of the Trust shall be subject to the claims of the Company's creditors. Benefits shall be paid directly by the Trustee, or its designated agent, from Trust assets to the Participant or Beneficiary. To the extent any Benefits provided under the Plan are actually paid from the Trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such Benefits shall remain the obligation of, and shall be paid by, the Company. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, mutual funds, shares of Company stock or the proceeds therefrom owned or which may be acquired by the Company. Apart from the Trust, such policies or other assets of the Company shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Company under this Plan. Any and all of the Company's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money or property in the future.

12.19. WAIVER OF STAY, EXTENSION AND USURY LAWS. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the benefits due hereunder, wherever such laws may be enacted, now or at any time hereafter in force, or which may affect the administration or performance of this Plan; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the realization of any benefits to which the Participants hereunder are entitled, but will suffer and permit the realization of all such benefits as though no such law had been enacted.

12.20. STATUS. The establishment and maintenance of, or allocations and credits to, the Deferral Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or Benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

12.21. VALIDITY. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

12.22. WAIVER OF BREACH. The waiver by any party of any breach of any provision of the

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Plan by any other party shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 13:    EFFECTIVE DATE

The effective date of this Plan is May 1, 1997.

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